Exhibit 99.1

                  3750 Torrey View Ct

                  San Diego, CA 92130

                  www.CareFusion.com

FOR IMMEDIATE RELEASE

Contacts:

Media:	Kristen Cardillo (858) 617-2317 kristen.cardillo@carefusion.com	Investors:	Jim Mazzola (858) 617-1203 jim.mazzola@carefusion.com

CAREFUSION REPORTS THIRD QUARTER FISCAL 2012 RESULTS

•	Revenue increased 9 percent to $919 million

•	GAAP diluted earnings per share (EPS) from continuing operations reached $0.45 and increased 17 percent on an adjusted basis to $0.49

•	Company narrowed fiscal 2012 adjusted EPS guidance range to $1.75 to $1.80

SAN DIEGO, May 3, 2012 – CareFusion Corp. (NYSE: CFN), a leading, global medical technology company, today reported results for the three and nine months ended March 31, 2012.

“Our team executed well in the third quarter, particularly in the Medical Systems segment where Dispensing, Infusion and Respiratory Technologies all reported double-digit revenue growth,” said Kieran Gallahue, chairman and CEO. “Our Procedural Solutions segment performed as we expected, with strength in the Infection Prevention business and sales of ChloraPrep growing in line with our expectations.

“We continued to make good progress during the quarter on strategies to optimize our portfolio, simplify the complexity of our infrastructure and reduce expenses to fund growth initiatives. This work showed multiple benefits during the quarter as we closed on the Phacts acquisition, announced plans to divest the Nicolet business and increased R&D investments that we funded by lowering our organic SG&A expenses.”

Last month, the company announced it had reached an agreement to divest its Nicolet neurodiagnostic and monitoring products business to Natus Medical Incorporated for $58 million. The Nicolet business, which had been included in the Procedural Solutions segment, has been classified as discontinued operations in the accompanying financial tables. Reported results from continuing operations and comparisons to prior periods exclude the historical results of the Nicolet business.

Third Quarter Results

The company reported revenue for the third quarter of fiscal 2012 of $919 million, compared to $842 million in the third quarter of fiscal 2012, an increase of 9 percent on a reported and constant currency basis.

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Operating income was $161 million, an increase of 10 percent compared to $146 million in the prior year period. Excluding nonrecurring items, adjusted operating income rose 12 percent to $173 million, compared to $155 million in the prior year.

Operating expenses totaled $298 million. Excluding nonrecurring items, adjusted operating expenses were $286 million, an increase of 1 percent over the prior year period, primarily driven by operating expenses from Rowa Technologies, which the company acquired in August 2011. In addition, the company increased investments in research and development by 25 percent during the quarter and benefited from ongoing cost-savings initiatives in administrative support functions.

The company reported income from continuing operations of $103 million, or $0.45 per diluted share. Adjusted income from continuing operations increased 19 percent from the prior year period to $112 million, or $0.49 per diluted share. The adjusted effective tax rate was 26.0 percent.

Medical Systems

Third quarter revenue for the Medical Systems segment increased 19 percent from the prior year period on a reported and constant currency basis to $591 million, driven by double-digit sales increases in each business. The segment growth was led by continued strong installations in the Dispensing Technologies and Infusion Systems businesses, as well as growth in Respiratory Technologies resulting from increased sales to acute care hospitals and a significant government contract that will continue through March of 2013.

Segment profit for the quarter increased 29 percent from the prior year period to $125 million, and adjusted segment profit increased 21 percent to $132 million.

Procedural Solutions

Third quarter revenue for the Procedural Solutions segment decreased 5 percent from the prior year period on a reported and constant currency basis to $328 million. The decrease was driven, in part, by the loss of sales from divesting the company’s OnSite Services business in March 2011. Net of the OnSite Services business divestiture, segment revenues decreased 2 percent from the prior year period.

Segment profit increased 6 percent from the prior year period to $36 million, and adjusted segment profit decreased 11 percent to $41 million.

Nine Month Results

For the first nine months of fiscal 2012, revenue increased 6 percent from the prior year period to $2.63 billion. Operating income increased 19 percent to $414 million from $348 million in the prior year period. Income from continuing operations was $266 million, or $1.17 per diluted share. Adjusted income from continuing operations increased 13 percent from the prior year period to $288 million, or $1.27 per diluted share.

Operating expenses in the first nine months totaled $910 million, or $880 million on an adjusted basis. R&D expenses increased 9 percent from the prior year period, reflecting the company’s continued investments in product development and innovation.

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Within the Medical Systems segment, revenue increased 12 percent from the prior year period to $1.67 billion. Segment profit increased 28 percent to $334 million, an increase of 14 percent to $352 million on an adjusted basis.

Revenue for the Procedural Solutions segment decreased 4 percent from the prior year period to $961 million. Segment profit increased 10 percent to $80 million, a decrease of 19 percent to $92 million on an adjusted basis.

Recent Highlights

Additional third quarter and recent highlights included:

•

Initiating a two-year, $500 million share repurchase program and investing $50 million to repurchase 2 million shares during the quarter. The company purchased an additional 1.9 million shares for $50 million in April.

•	Receiving a three-year, single-source award for ChloraPrep® applicators from Novation, a health care supply contracting company, in its chlorhexidine gluconate preoperative skin prep category.

•

Strengthening the company’s end-to-end medication management offering by completing the acquisition of Phacts, a technology and consulting company that helps hospital pharmacies better manage inventory, reduce pharmaceutical costs and streamline operations.

•	Launching the Alaris® Connectivity Services – Infusion Parameter Pre-Population application, helping hospitals improve infusion safety and clinician workflow through wireless interoperability.

•	Announcing the Snowden-Pencer® laparoscopic take-apart instrument line, a portfolio of surgical instruments that can be easily disassembled to aid in cleaning and sterilization.

Fiscal 2012 Outlook

CareFusion raised full-year consolidated revenue growth guidance from a 3 to 5 percent range to a new range of 4 to 5 percent growth on a constant currency basis. This growth rate is compared to fiscal 2011 revenue of $3.43 billion, which reflects fiscal 2011 revenue net of the Nicolet divestiture. The company also narrowed its full-year guidance range for adjusted diluted EPS from continuing operations of $1.75 to $1.85 to a new range of $1.75 to $1.80. The change reflects a $0.02 reduction for the planned divestiture of CareFusion’s Nicolet business and narrowing based on the company’s expectations entering the fourth quarter.

The guidance is based on an assumed diluted weighted average outstanding share count of approximately 226 million, which includes the impact of expected share repurchases during fiscal 2012.

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Conference Call

CareFusion will host a webcast and conference call today at 2 p.m. PDT (5 p.m. EDT) to discuss the results for the third quarter fiscal 2012.

To access the call and corresponding slide presentation, visit the Investors page at www.carefusion.com. Log on at least 15 minutes before the call begins to register and download or install any necessary audio software.

Investors and other interested parties may also access the call by dialing (888) 396-2369 within the U.S. or (617) 847-8710 from outside the U.S., and use the access code 88204211. A replay of the conference call will be available from 5 p.m. PDT (8 p.m. EDT) on May 3 through 8:59 p.m. PDT (11:59 p.m. EDT) on May 10 and can be accessed by dialing (888) 286-8010 in the U.S. or (617) 801-6888 internationally and using the access code 14284150.

About CareFusion Corporation

CareFusion (NYSE: CFN) is a global corporation serving the health care industry with products and services that help hospitals measurably improve the safety and quality of care. The company develops market-leading technologies including Alaris® infusion pumps, Pyxis® automated dispensing and patient identification systems, AVEA®, AirLife™ and LTV® series ventilation and respiratory products, ChloraPrep® products, MedMined® services for data mining surveillance, Nicolet™ neurological monitoring and diagnostic products, V. Mueller® surgical instruments, and an extensive line of products that support interventional medicine. CareFusion employs more than 14,000 people across its global operations. More information may be found at www.carefusion.com.

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Use of Non-GAAP Financial Measures by CareFusion Corporation

This CareFusion news release and the information contained herein present non-GAAP financial measures that exclude certain amounts, as follows: “adjusted SG&A expenses,” which exclude nonrecurring items primarily related to the spinoff; “adjusted operating expenses,” “adjusted operating income” and “adjusted segment profit,” which exclude nonrecurring items primarily related to the spinoff and nonrecurring restructuring and acquisition integration charges; and “adjusted income from continuing operations,” “adjusted diluted earnings per share from continuing operations” and “adjusted effective tax rate,” which exclude nonrecurring items primarily related to the spinoff, nonrecurring restructuring and acquisition integration charges and nonrecurring tax items. The most directly comparable GAAP financial measures for these non-GAAP financial measures are SG&A expenses, operating expenses, operating income, segment profit, income from continuing operations, diluted earnings per share from continuing operations and effective tax rate. The company has included below unaudited adjusted financial information for the quarters and nine months ended March 31, 2012 and 2011, which includes a reconciliation of GAAP to non-GAAP financial measures.

The company’s management uses these non-GAAP financial measures to evaluate the company’s performance and provides them to investors as a supplement to the company’s reported results, as they believe this information provides additional insight into the company’s operating performance by disregarding certain non-recurring items. These non-GAAP financial measures should not be considered in isolation, as a substitute for, or as superior to, financial measures calculated in accordance with GAAP, and the company’s financial results calculated in accordance with GAAP and

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reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. While the types of items and charges excluded from the company’s non-GAAP financial measures may occur in the future, the company’s management believes that they are not reflective of the day-to-day offering of its products and services and relate more to strategic, multi-year corporate actions, without predictable trends, or discrete and unusual or infrequent transactions that are not indicative of future operations or business trends.

Cautions Concerning Forward-looking Statements

The CareFusion news release and the information contained herein present forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. The matters discussed in these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in CareFusion’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: we may be unable to effectively enhance our existing products or introduce and market new products or may fail to keep pace with advances in technology; we are subject to complex and costly regulation; cost containment efforts of our customers, purchasing groups, third-party payers and governmental organizations could adversely affect our sales and profitability; current economic conditions have and may continue to adversely affect our results of operations and financial condition; we may be unable to realize any benefit from our cost reduction and restructuring efforts and our profitability may be hurt or our business otherwise might be adversely affected; we may be unable to protect our intellectual property rights or may infringe on the intellectual property rights of others; defects or failures associated with our products and/or our quality system could lead to the filing of adverse event reports, recalls or safety alerts and negative publicity and could subject us to regulatory actions; we are currently operating under an amended consent decree with the FDA and our failure to comply with the requirements of the amended consent decree may have an adverse effect on our business; and our success depends on our key personnel, and the loss of key personnel or the transition of key personnel, including our chief executive officer, could disrupt our business. The CareFusion news release and the information contained herein reflect management’s views as of May 3, 2012. Except to the limited extent required by applicable law, CareFusion undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CAREFUSION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Quarter Ended March 31,		Nine Months Ended March 31,
(in millions, except per share amounts)	2012	2011	2012	2011
Revenue	$919	$842	$2,633	$2,492
Cost of Products Sold	460	405	1,309	1,219

Gross Margin	459	437	1,324	1,273
Selling, General and Administrative Expenses	241	256	766	779
Research and Development Expenses	45	36	118	108
Restructuring and Acquisition Integration Charges	12	14	26	53
Gain on the Sale of Assets	—	(15)	—	(15)

Operating Income	161	146	414	348
Interest Expense and Other, Net	21	18	63	59

Income Before Income Tax	140	128	351	289
Provision for Income Tax	37	42	85	91

Income from Continuing Operations	103	86	266	198
Discontinued Operations:
Loss from the Disposal of Discontinued Businesses, Net of Tax	(74)	(40)	(74)	(40)
Income (Loss) from the Operations of Discontinued Businesses, Net of Tax	2	(1)	1	1

Loss from Discontinued Operations, Net of Tax	(72)	(41)	(73)	(39)
Net Income	$31	$45	$193	$159

Per Share Amounts: [1]
Basic Earnings (Loss) per Common Share:
Continuing Operations	$0.46	$0.39	$1.19	$0.89
Discontinued Operations	$(0.32)	$(0.18)	$(0.33)	$(0.18)
Basic Earnings per Common Share	$0.14	$0.20	$0.86	$0.71
Diluted Earnings (Loss) per Common Share:
Continuing Operations	$0.45	$0.38	$1.17	$0.88
Discontinued Operations	$(0.32)	$(0.18)	$(0.32)	$(0.17)
Diluted Earnings per Common Share	$0.13	$0.20	$0.85	$0.71
Weighted-Average Number of Common Shares Outstanding:
Basic	224.6	223.0	224.4	222.6
Diluted	226.8	225.6	226.6	224.6

Adjusted Financial Measures: [2]
Operating Expenses	$286	$282	$880	$849
Operating Income	$173	$155	$444	$424
Income from Continuing Operations	$112	$94	$288	$256
Diluted EPS from Continuing Operations	$0.49	$0.42	$1.27	$1.14
Effective Tax Rate	26.0%	31.6%	24.4%	29.8%

[1]	Earnings per share calculations are performed separately for each component presented. Therefore, the sum of the per share components from the table may not equal the per share amounts presented.
[2]

Adjusted financial measures are non-GAAP measures that exclude certain nonrecurring items, as discussed above under Use of Non-GAAP Financial Measures. These measures are reconciled to comparable GAAP measures in the Reconciliation of Non-GAAP Financial Measures included on the pages that follow.

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CAREFUSION CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

Adjusted Financial Data:

	Segment Profit					Income from Continuing Operations	Diluted EPS from Continuing Operations
($ in millions, except per share amounts)	Medical Systems	Procedural Solutions	SG&A Expenses	Operating Expenses[5]	Operating Income
Quarter Ended March 31, 2012
GAAP	$125	$36	$241	$298	$161	$103	$0.45
Restructuring and Acquisition Integration[1]	7	5	—	(12)	12	12	0.05
Spinoff[2]	—	—	—	—	—	—	—
Income Tax Items[3]	—	—	—	—	—	(3)	(0.01)

Adjusted	$132	$41	$241	$286	$173	$112	$0.49

Nine Months Ended March 31, 2012
GAAP	$334	$80	$766	$910	$414	$266	$1.17
Restructuring and Acquisition Integration[1]	15	11	—	(26)	26	26	0.11
Spinoff[2]	3	1	(4)	(4)	4	4	0.02
Income Tax Items[3]	—	—	—	—	—	(8)	(0.03)

Adjusted	$352	$92	$762	$880	$444	$288	$1.27

Quarter Ended March 31, 2011
GAAP	$97	$34	$256	$306	$146	$86	$0.38
Restructuring and Acquisition Integration[1]	6	8	—	(14)	14	14	0.06
Spinoff[2]	6	4	(10)	(10)	10	10	0.04
Income Tax Items[3]	—	—	—	—	—	(1)	(0.00)
Gain on the Sale of Assets[4]	—	—	—	—	(15)	(15)	(0.07)

Adjusted	$109	$46	$246	$282	$155	$94	$0.42

Nine Months Ended March 31, 2011
GAAP	$260	$73	$779	$940	$348	$198	$0.88
Restructuring and Acquisition Integration[1]	29	24	—	(53)	53	53	0.24
Spinoff[2]	21	17	(38)	(38)	38	38	0.17
Income Tax Items[3]	—	—	—	—	—	(18)	(0.08)
Gain on the Sale of Assets[4]	—	—	—	—	(15)	(15)	(0.07)

Adjusted	$310	$114	$741	$849	$424	$256	$1.14

Fiscal Year 2011
GAAP	$375	$109	$1,067	$1,277	$497	$294	$1.30
Restructuring and Acquisition Integration[1]	34	30	—	(64)	64	64	0.29
Spinoff[2]	31	24	(55)	(55)	55	55	0.25
Income Tax Items[3]	—	—	—	—	—	(26)	(0.12)
Gain on the Sale of Assets[4]	—	—	—	—	(13)	(13)	(0.06)

Adjusted	$440	$163	$1,012	$1,158	$603	$374	$1.66

[1]

Restructuring and acquisition integration charges primarily relate to nonrecurring expenses associated with closing and consolidating facilities, as well as rationalizing headcount, and aligning operations.

[2]	Spinoff charges primarily relate to nonrecurring incremental expenses associated with our spinoff from Cardinal Health, Inc.
[3]

Income tax items primarily relate to the tax impact of nonrecurring restructuring and acquisition integration and spinoff charges, as well as nonrecurring discrete benefits or charges associated with the spinoff.

[4]

The $15 million gain on the sale of assets associated with the March 2011 divestiture of our OnSite Services business has not been allocated to segment results for the quarter and nine months ended March 31, 2011.

[5]	Operating expenses consist of selling, general and administrative, research and development, and restructuring and acquisition integration expenses.

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CAREFUSION CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

Adjusted Effective Tax Rate:

($ in millions)	GAAP	Nonrecurring Items [1]	Adjusted [2]
Quarter Ended March 31, 2012
Income Before Income Tax	$140	$12	$152
Provision for Income Tax	$37	$3	$40
Effective Tax Rate[3]	26.1%	23.0%	26.0%

Nine Months Ended March 31, 2012
Income Before Income Tax	$351	$30	$381
Provision for Income Tax	$85	$8	$93
Effective Tax Rate[3]	24.2%	26.7%	24.4%

Quarter Ended March 31, 2011
Income Before Income Tax	$128	$9	$137
Provision for Income Tax	$42	$1	$43
Effective Tax Rate[3]	32.6%	17.9%	31.6%

Nine Months Ended March 31, 2011
Income Before Income Tax	$289	$76	$365
Provision for Income Tax	$91	$18	$109
Effective Tax Rate[3]	31.4%	23.8%	29.8%

Fiscal Year Ended June 30, 2011
Income Before Income Tax	$418	$106	$524
Provision for Income Tax	$124	$26	$150
Effective Tax Rate[3]	29.8%	24.3%	28.7%

Adjusted EPS Outlook for Fiscal Year Ended June 30, 2012:

GAAP Diluted Earnings per Common Share from Continuing Operations	$1.65 -1.70

Estimated charges for nonrecurring items related to restructuring and acquisition integration (mid-point of an estimated range of $0.10 to $0.14 per diluted share)	0.12

Estimated charges for nonrecurring items related to the spinoff (mid-point of an estimated range of $0.01 to $0.03 per diluted share)	0.02

Estimated charges related to nonrecurring income tax items (mid-point of an estimated range of $0.03 to $0.05 per diluted share)	(0.04)

Adjusted Diluted Earnings per Common Share from Continuing Operations	$1.75 -1.80

[1]	Reflects nonrecurring charges primarily related to the spinoff, nonrecurring restructuring and acquisition integration charges, and nonrecurring income tax items.
[2]	Adjusted financial information reflects GAAP results adjusted on a non-GAAP basis to exclude nonrecurring items noted.
[3]	Effective tax rate calculations are performed based on whole dollar amounts, and therefore may not equal the calculations based on amounts rounded in millions presented in the table above.

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CAREFUSION CORPORATION

SEGMENT AND SELECT BUSINESS LINE REVENUES

(UNAUDITED)

	Quarter Ended March 31,		Percent Change	Nine Months Ended March 31,		Percent Change
($ in millions)	2012	2011		2012	2011
Medical Systems
Dispensing Technologies	$261	$210	24%	$756	$644	17%
Infusion Systems	$245	$213	15%	$690	$628	10%
Respiratory Technologies	$78	$69	13%	$207	$199	4%
Other	$7	$6	17%	$19	$18	6%

Total Medical Systems	$591	$498	19%	$1,672	$1,489	12%
Procedural Solutions[1]
Infection Prevention	$150	$144	4%	$430	$421	2%
Medical Specialties	$80	$82	(2)%	$237	$238	(0)%
Specialty Disposables	$70	$78	(10)%	$201	$221	(9)%
Other	$28	$40	(30)%	$93	$123	(24)%

Total Procedural Solutions	$328	$344	(5)%	$961	$1,003	(4)%
Total CareFusion	$919	$842	9%	$2,633	$2,492	6%

[1]	Reflects the impact of businesses reclassified to discontinued operations.